Ralph Shrader to Retire as Booz Allen CEO December 31; Horacio Rozanski to Lead the Firm
Shrader Will Continue to Serve as Board Chairman

McLean, VA  -July 14, 2014 —   Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm, Booz Allen Hamilton Inc., announced today that Ralph Shrader will retire as Chief Executive Officer, December 31, 2014, after 40 years with the firm. He will continue to serve as Chairman of the Board of Directors.

In connection with Shrader’s retirement, Horacio D. Rozanski was appointed CEO, effective January 1, 2015, and will become a member of the Board of Directors, effective immediately. Rozanski currently serves as President and Chief Operating Officer and has played a key role in the firm’s most significant strategic initiatives, including development and execution of the firm’s “Vision 2020” growth strategy.

Shrader has led Booz Allen through a period of dramatic growth and change. When he assumed the chief executive position in 1999, Booz Allen had under 10,000 employees and annual revenues of $1.5 billion. Today the firm employs nearly 23,000 people and has annual revenues of approximately $5.5 billion. Under Shrader’s leadership, Booz Allen became known for expertise in defense and communications technology, cybersecurity, healthcare, analytics, engineering, and systems development – as well as service to the community and as a supporter of the arts. He led the spin-off of the firm’s earlier commercial business and the sale of the majority of Company stock to The Carlyle Group in 2008, and a successful initial public offering in November 2010. Since its IPO, Booz Allen has consistently delivered annual increases in Adjusted Net Income and has been named multiple times to Fortune magazine’s list of “The World’s Most Admired Companies.”
“I have known Horacio since he was a rising partner in Booz Allen’s consumer products practice and had developed a strong reputation for business strategy and client service. In the early 2000’s, I asked Horacio to take on a firmwide people leadership role – and, in the years that followed, he excelled in increasingly senior talent and strategy positions, culminating in his current position as President and Chief Operating Officer. In his client-facing and internal leadership roles, Horacio has gained the respect of management and staff at all levels, and of the Board and investment community. I strongly endorse his selection as Booz Allen’s next chief executive,” Shrader said.
Rozanski said, “I am honored to be given the opportunity to lead our 100-year-old firm into its next century of excellence, building on Ralph Shrader’s superb leadership. We have made significant progress on our Vision 2020 growth strategy since launching it two years ago, and we will continue to implement it, ensuring that Booz Allen is an essential partner to our clients, a vibrant employer, an investment of choice, and a valued supporter of the communities in which we live and work.”

Rozanski joined the firm in 1992 as a consultant focusing on marketing and channel strategy across a range of industries. He was elected vice president in 1999, appointed Chief Personnel Officer in 2003, named Chief Strategy and Talent Officer in 2010, Chief Operating Officer in 2011, and President in 2014.
In 2012, as market conditions changed, Rozanski led an assessment of the firm’s growth opportunities, which became Vision 2020, a long-term strategic plan that involved a focus on innovation, expanding technical and engineering capabilities, developing commercial and international markets, and creation of a new employee development model. Rozanski has managed the execution of that strategy, which is now in its third phase, and the firm has reported solid progress to investors every quarter since its inception.

Born in Argentina, Rozanski is a respected authority and leader in the consulting industry. He speaks at major business conferences on leadership strategy, technology and operations, and talent and diversity. Hispanic Business Magazine named him to its list of the 2012 Most Influential Leaders in the United States.
He holds a B.B.A. degree (summa cum laude) from the University of Wisconsin Eau Claire and an M.B.A. degree with high honors from the University of Chicago. He sits on the board of directors for the Wolf Trap Foundation for the Performing Arts.
MORE INFORMATION:

Ralph Shrader’s leadership and accomplishments as Booz Allen’s CEO were featured in a Washington Post profile earlier this year.
Ralph Shrader shared his philosophy of “Leading from the Center” in the 2012 “Titans of Technology” speech sponsored by the Northern Virginia Technology Council.
Ralph Shrader: Full biography.
Horacio Rozanski outlined the firm’s strategy for success in a changing market in an October 2013 video for investors.
Horacio Rozanski describes how companies need to find balance between clients, people, and investors, and the short term and long term, to be successful in a clip from a July 2014 panel at the Aspen Ideas Festival on “Values at Work.”

Horacio Rozanski: Full biography.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the US government in defense, intelligence, and civil markets, and to major corporations and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs nearly 23,000 people, and had revenue of $5.48 billion for the 12 months ended March 31, 2014. In 2014, Booz Allen celebrates its 100th anniversary year. To learn more, visit www.boozallen.com. (NYSE: BAH)

CONTACTS:
Media Relations -- James Fisher, fisher_james_w@bah.com, 703-377-7595
Investor Relations – Curt Riggle, riggle_curt@bah.com, 703-377-5332

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